EX 99.1

Players Network Announces Shareholder Update and 2014 Business Outlook

LAS VEGAS, NV – January 6, 2014 - - Players Network (OTCQB: PNTV), is a digital television, technology and new media company that develops, owns, and operates branded lifestyle channel destinations www.playersnetwork.com.

Dear Shareholders, we wanted to take this opportunity to report on Players Network accomplishments through 2013 and share with you our strategy moving into 2014; as well as to wish everyone a Happy New Year for what we believe will be an extraordinary year for the Company. This past year was challenging and a year focused on the re-development of our company’s position in the digital media market place with the completion and deployment of our NexGenTV enterprise web platform. This included an additional professional and software as a service model to market to business clientele as well as improving the Company’s financial structure to facilitate growth and potential acquisitions in 2014.

Player Network Accomplishments:

The most recent news for the Company was to successfully complete an equity investment with the Lyle A. Berman Irrevocable Trust of $170,000 plus 8.5 million callable warrants for up to an additional $340,000 investment into the Company.

Significant Players Network strategic assets and accomplishments that will be monetized using both a Business-to-Business (B2B) and Direct to Consumer (B2C) strategy include the following:

-	An owned proprietary media distribution network of the “Vegas On Demand” channel to over 23 million homes on Comcast Xfinity platform and 2 channels over HULU reaching 80 million (OTT) Over The Top television homes;
-	Additional distribution of the “Vegas on Demand” broadband channel on YouTube, Google, Yahoo, Bing and other social media distribution outlets;
-	Achieved over 125 million views across all platforms since launch;
-	Owns Las Vegas Centric Programming Library of over 1,600 titles;
-	Over 15,000 titles licensed from M3X Media of lifestyle program content across multiple life categories for distribution on PNTV networks;
-	Completed “Nextgen TV” Proprietary cloud based enterprise web platform capable of scaling to virtually unlimited channel destination networks including V2.0 for offering to multiple business enterprises on a software for a service model;
-	Cleared up a significant amount of debt from the Company’s balance sheet and overhang stock affecting our share price.

Business Strategy Overview for 2014:

Players Network will begin aggressive sales and marketing efforts to partner and deploy new networks using its “Nextgen TV” proprietary enterprise platform. The platform allows PNTV to efficiently build, manage, distribute, market, and monetize an unlimited number of branded digital channels. The platform is designed to create lifestyle destinations that are made up of social communities and related broadband content that is attractive to sponsors, and initiate consumer transactions that generate revenue in multiple new categories.

This enterprise platform was initially designed to support Players Networks proprietary television networks. Players Network is making its “NexgenTV” platform available as white label solution and through partnerships to companies seeking strategic media, technology, and distribution capabilities. This is a turnkey solution for companies to extend almost any brand and brick and motor business into a digital business.

The platform monetizes video by incentivizing the audience to evolve from passive viewer to interactive customer to buy merchandise, receive offers and discounts, become premium members, enter contests, and enjoy everything related to that niche lifestyle category.

The first owned Lifestyle Channel Destination that Players Network will launch in the first quarter of 2014 is “Real Vegas TV” which takes advantage of the Company’s strategic relationships within Las Vegas and library of 1600 titles of Las Vegas centric programming. Customers are captured through rich content such as professionally produced, branded television segments; user-generated videos; blogs; editorials; tweets; photos; special offers; events and custom-designed contests. Marketing Partners have the option to manage their own Branded New Media Channel hosted within the “Real Vegas TV” channel destination, or use PNTV’s professional services team of television producers, writers, graphic designers and technologists to keep their channel updated, and their content fresh and relevant. This strategy provides the Company with multiple potential revenue streams from each network offering.

Our “Real Vegas TV Network” will also contain a series of sub channels that will be incubated and eventually spun off into their own networks. Some of these Sub Channels will include Electronic Music, Culinary, Comedy and Alternative Living Networks genres. In addition to these incubated networks other stand-alone categories will be created such as Extreme Sports, Medical, Science, Wellness, Country and much more.

Summary

Players Network has a unique offering of television programming, new digital media professional services, distribution and enterprise web platform to transform viewers into interactive consumers. Essentially all of the elements are in place for the Company to focus on generating top line sale revenue. The Company will also investigate strategic acquisitions to grow resources and revenue within the digital media sectors. This is an exciting time for Shareholders and the Company’s Management looks forward to reporting the launch of Real Vegas TV as well as other milestones to increase shareholder value.

Have a successful and healthy 2014.

Sincerely,

Mark Bradley

CEO

Players Network

About Players Network:

Players Network is a Television and Digital New Media Company that develops branded digital lifestyle networks or Channel Destinations by using its digital broadband platform and through it distribution partners. Players Network current original channels, Players Network, Vegas on Demand, Sexy Sin City TV, which are focused on Las Vegas and Gaming Lifestyles are the lead channels is distributed over their own VOD Channels on television in over 27,000,000 homes over Comcast, and its own Broadband Network, Hulu, Blinkx, Google, YouTube and Yahoo Video, for DVD Home Video, mobile platforms, and through worldwide television syndication. Players Network has a 15-year history of providing consumers with quality Gaming and Las Vegas Lifestyle content, as well as strategic partnership services in Las Vegas, Atlantic City, and throughout the worldwide gaming industry. For more information go to: www.playersnetwork.com.

Statement under the Private Securities Litigation Reform Act:

With the exception of the historical information contained in this Release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to: the ability of the Company to increase revenues in the future due to the developing and unpredictable markets for its products, the ability to achieve a positive cash flow, the ability to obtain orders for or install its products, the ability to obtain new customers and the ability to continue to commercialize its products, which could cause actual results or revenues to differ materially from those contemplated by these statements.

For further shareholder information please contact:

Leslie Thomas

P: (702) 734.3457 Ext 202

For Media contact:

Lisa Mayo-DeRiso

P: (702) 576.2659